Exhibit 99.3 — Selected Financial Data (adjusted to reflect the retrospective application of the consolidation accounting standard)

ITEM 6.                       SELECTED FINANCIAL DATA.

The consolidated financial statements for all periods presented in this Form 10-K are prepared in conformity with U.S. generally accepted accounting principles.

The Selected Consolidated Financial Data below includes the results of Lionsgate UK, Debmar-Mercury and Mandate Pictures from their acquisition dates of October 17, 2005, July 3, 2006 and September 10, 2007, respectively, onwards. The Selected Consolidated Financial Data below also includes the results of Maple Pictures from the date of consolidation of July 18, 2007, onwards.  In addition, the Selected Consolidated Financial Data below includes the results of TV Guide Network from the acquisition date of February 28, 2009 until its deconsolidation on May 28, 2009, as explained below. The Selected Consolidated Financial Data below has been adjusted for the adoption of a new accounting standard pertaining to consolidation accounting for variable interest entities. This new accounting standard applied to our investment in TV Guide Network. Upon adoption, we applied the provisions of the new accounting standard retrospectively and accordingly, we deconsolidated TV Guide Network on May 28, 2009, the date on which we sold a 49% interest in TV Guide Network to OEP, and retrospectively adjusted the financial statements to account for TV Guide Network under the equity method of accounting since that date.  See Note 2 and Note 7 to the Consolidated Financial Statements. Due to the acquisitions, the consolidation of Maple Pictures, and the deconsolidation of TV Guide Network, the Company’s results of operations for the years ended March 31, 2010, 2009, 2008, 2007, and 2006 and financial positions as at March 31, 2010, 2009, 2008, 2007, and 2006 are not directly comparable to prior reporting periods.

	Year Ended March 31,
	2010	2009	2008	2007	2006
	(Amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$1,489,506	$1,466,374	$1,361,039	$976,740	$945,385
Expenses:
Direct operating	777,969	793,816	660,924	435,934	456,986
Distribution and marketing	506,141	669,557	635,666	404,410	399,299
General and administration	143,060	136,563	119,080	90,782	69,936
Depreciation and amortization	12,455	7,657	5,500	3,670	3,821
Total expenses	1,439,625	1,607,593	1,421,170	934,796	930,042
Operating income (loss)	49,881	(141,219)	(60,131)	41,944	15,343
Other expenses (income):
Interest expense
Contractual cash based interest	27,461	15,131	12,851	14,056	15,057
Amortization of debt discount, deferred financing costs and accretion of redeemable preferred stock units	19,701	19,144	17,048	15,783	14,578
Interest rate swaps mark-to-market	—	—	—	—	123
Total interest expense	47,162	34,275	29,899	29,839	29,758
Interest and other income	(1,547)	(5,785)	(11,276)	(11,930)	(4,304)
Gain on sale of equity securities	—	—	(2,909)	(1,722)	—
Gain on extinguishment of debt	(5,675)	(3,023)	—	—	—
Total other expenses, net	39,940	25,467	15,714	16,187	25,454
Income (loss) before equity interests and income taxes	9,941	(166,686)	(75,845)	25,757	(10,111)
Equity interests loss	(28,201)	(9,044)	(7,559)	(2,605)	(74)
Income (loss) before income taxes	(18,260)	(175,730)	(83,404)	23,152	(10,185)
Income tax provision (benefit)	1,218	2,724	4,031	7,680	(1,030)
Income (loss) before discontinued operations	(19,478)	(178,454)	(87,435)	15,472	(9,155)
Income from discontinued operations (including gain on sale in 2006 of $4,872, net of tax of $2,464)	—	—	—	—	4,476
Net income (loss)	$(19,478)	$(178,454)	$(87,435)	$15,472	$(4,679)

Basic Per Share Data:
Basic Income (Loss) Per Common Share From Continuing Operations	$(0.17)	$(1.53)	$(0.74)	$0.14	$(0.09)
Basic Income Per Common Share From Discontinued Operations	—	—	—	—	0.04
Basic Net Income (Loss) Per Common Share	$(0.17)	$(1.53)	$(0.74)	$0.14	$(0.05)

Diluted Per Share Data:
Diluted Income (Loss) Per Common Share From Continuing Operations	$(0.17)	$(1.53)	$(0.74)	$0.14	$(0.09)
Diluted Income Per Common Share From Discontinued Operations	—	—	—	—	0.04
Diluted Net Income (Loss) Per Common Share	$(0.17)	$(1.53)	$(0.74)	$0.14	$(0.05)

Weighted average number of common shares outstanding:
Basic	117,510	116,795	118,427	108,398	103,066
Diluted	117,510	116,795	118,427	111,164	103,066

Balance Sheet Data (at end of period):
Cash and cash equivalents	69,242	138,475	371,589	51,497	46,978
Investments - auction rate securities	—	—	—	237,379	167,081
Investment in films and television programs	661,105	702,767	608,942	493,140	417,750
Total assets	1,527,155	1,667,250	1,536,927	1,135,598	1,050,953
Senior revolving credit facility	17,000	255,000	—	—	—
Senior secured second-priority notes	225,155	—	—	—	—
Subordinated notes and other financing obligations	192,036	281,521	261,519	243,675	290,869
Total liabilities	1,473,233	1,625,557	1,282,328	807,880	809,848
Total shareholders' equity	53,922	41,693	254,599	327,718	241,105